EXHIBIT 99



Shareholder Contact:                                 For immediate release:
James Hennessy, (602) 417-8115                       October 25, 1999

ReliaStar Media Contact:
Arlene Wheaton, (612) 372-5784


                   PILGRIM CAPITAL EXTENDS SHAREHOLDER VOTING
                    ON ACQUISITION BY RELIASTAR UNTIL OCT. 29

PHOENIX - The Board of Directors of Pilgrim Capital Corp. (NYSE: PFX) announced today that Pilgrim will extend the opportunity for shareholders to vote on the proposed acquisition of Pilgrim by ReliaStar Financial Corp. (NYSE: RLR) until Friday, Oct. 29. The voting period was previously scheduled to close Oct. 26.

     The voting period has been extended to provide Pilgrim shareholders with an opportunity to review ReliaStar's third quarter earnings, which were announced this morning. On Tuesday, Oct. 26, Pilgrim will hold its previously scheduled special shareholder meeting to vote on the transaction and communicate the extension. The deal is expected to close directly following the close of the voting period.

     The Pilgrim board met with ReliaStar management Oct. 24 and made the decision to extend the shareholder meeting in consultation with ReliaStar, according to Robert Stallings, chairman and CEO of Pilgrim.

     "Pilgrim's board of directors previously recommended that Pilgrim shareholders approve the acquisition and that recommendation remains unchanged," Stallings said. "Preparations for the integration of Pilgrim with ReliaStar's Northstar mutual fund operation are well under way and continuing. We expect to hit the ground running immediately following shareholder approval."

     With headquarters in Minneapolis, Minn., ReliaStar Financial Corp. is the eighth largest publicly held life insurance holding company based on revenues.

     Pilgrim manages, markets and distributes open- and closed-end mutual funds and structured finance products representing $7.7 billion in assets under management. Pilgrim began investment operations in April 1995. Pilgrim Capital Corp. was organized as a publicly traded company to provide comprehensive financial services through two subsidiaries--Pilgrim Investments, Inc., adviser to its mutual funds and structured finance products, and Pilgrim Securities, Inc., its registered broker-dealer and distributor of the company's mutual funds.

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